Exhibit 99.1

CurAegis Completes Sale of Aegis Assets

ROCHESTER, NEW YORK— (December 7, 2020) – CurAegis Technologies (OTC:CRGS) is pleased to announce the completion of the sale of its Aegis division assets to Poseidon Fluid Power, LLC. Included in the sale are the patents, trademarks, and other intellectual property as well as testing equipment, prototypes, and other fixed assets related to the Aegis division.

Poseidon Fluid Power acquired the assets of the Aegis division (formerly Torvec) pursuant to an Asset Purchase Agreement and Technology Transfer and Assignment Agreement dated December 3, 2020. Terms of the transaction were not disclosed; however, CurAegis will benefit from the successful commercialization of the Aegis assets via royalty payments for a period of ten years.

Jim Donnelly, President and CEO of CurAegis Technologies, stated “The strategic divestiture of the Aegis assets allows CurAegis to pivot our business strategy to focus our resources and efforts exclusively on delivering our innovative SaaS product, Cardian.io, to the rapidly growing mHealth market. We are confident that Poseidon has the right team to advance this technology and look forward to participating in that success consistent with the terms of the agreement.”

Mark Redding, President of Poseidon Systems and Managing Member of Poseidon Fluid Power added, “CurAegis, and its predecessor Torvec, have a long history of innovation in specialty industrial applications in Rochester. Poseidon Fluid Power is excited to leverage our expertise in delivering innovative products to commercialize this platform globally while creating jobs here in Rochester, NY."

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include, without limitation, our inability to fully develop and commercialize our products, difficulty executing on our business strategies, adverse competition in the mHealth market, the inability of Poseidon to successfully commercialize the Aegis assets and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.